Exhibit 7
REPORT OF CONDITION
Consolidating domestic subsidiaries of
The Bank of New York Mellon Trust Company
in the state of CA at close of business on September 30, 2009 published in response to call made by (Enter additional information below)
Statement of Resources and Liabilities

	Dollar Amounts in Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		1,585
Interest-bearing balances		426
Securities:
Held-to-maturity securities		16
Available-for-sale securities		553,806
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold		83,000
Securities purchased under agreements to resell		0
Loans and lease financing receivables:
Loans and leases held for sale		0
Loans and leases, net of unearned income	0
LESS: Allowance for loan and lease losses	0
Loans and leases, net of unearned income and allowance		0
Trading Assets		0
Premises and fixed assets (including capitalized leases)		10,983
Other real estate owned		0
Investments in unconsolidated subsidiaries and associated companies		1
Direct and indirect investments in real estate ventures		0
Intangible assets:
Goodwill		852,858
Other intangible assets		251,145
Other assets		156,398
Total assets		1,910,218

REPORT OF CONDITION (Continued)
LIABILITIES

	Dollar Amounts in Thousands
Deposits:
In domestic offices		1,712
Noninterest-bearing	1,712
Interest-bearing	0
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased		0
Securities sold under agreements to repurchase		0
Trading liabilities		0
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)		268,691
Subordinated notes and debentures		0
Other liabilities		198,124
Total liabilities		468,527

EQUITY CAPITAL
Bank Equity Capital Perpetual preferred stock and related surplus		0
Common stock		1,000
Surplus (exclude all surplus related to preferred stock)		1,121,520
Retained earnings		316,907
Accumulated other comprehensive income		2,264
Other equity capital components		0
Total bank equity capital		1,441,691
Noncontrolling (minority) interest in consolidated subsidiaries		0
Total equity capital		1,441,691
Total liabilities, minority interest, and equity capital		1,910,218

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities.	I, Karen Bayz, Chief Financial Officer (Name, Title)
We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.	of the above named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Director #1	Troy Kilpatrick, President	/s/ Troy Kilpatrick

Director #2	Frank Sulzberger, Managing Director	/s/ Frank Sulzberger

Director #3	William Lindelof, Managing Director	/s/ William Lindelof